Contact:

Marc Applebaum

Chief Financial Officer

Q.E.P. Co., Inc.

(561) 994-5550

Q.E.P. CO., INC., REPORTS FISCAL 2003

FOURTH-QUARTER AND FULL-YEAR FINANCIAL RESULTS

EARNINGS RISE 60% AND 45%, RESPECTIVELY

BOCA RATON, FL—APRIL 23, 2003—Q.E.P. CO., INC. (NASDAQ: QEPC), today announced its financial results for the fiscal 2003 fourth quarter and full year ended February 28, 2003.

Fiscal fourth-quarter 2003 net sales increased more than 20 percent to $32.3 million compared with $26.9 million for the year-ago period. Gross profit margin remained nearly unchanged at 34.42 percent compared with 34.47 percent in last fiscal year’s fourth quarter. Net income for the fourth quarter of fiscal 2003 surged 60 percent, increasing to $881,000, or $0.26 per basic and diluted share, from $551,000, or $0.16 per basic and diluted share, for the fourth quarter of 2002.

Net sales for fiscal 2003 increased 18 percent reaching a Company record of $129.3 million versus $109.7 million a year ago. Fiscal 2003 sales include approximately $3.6 million attributable to a foreign acquisition made during the fiscal 2003 second quarter. Gross margins expanded 54 basis points, reaching 34.34 percent from fiscal 2002’s 33.80 percent. Net income for the full year, before the cumulative effect of a change in accounting principle related to the writeoff of goodwill, increased 45 percent to $3.1 million, or $0.90 per basic and diluted share, from $2.1 million, or $0.62 per basic and diluted share, earned last year. After the cumulative effect of a change in accounting principle, earnings per basic and diluted share were $0.01.

The Company will be hosting a conference call today at 10:00 a.m. Eastern to discuss this press release and to answer questions. To participate in the conference call, please dial (877) 691-0878 five to 10 minutes before the call is scheduled to begin.

Q.E.P. Co., Inc., is a leading manufacturer, marketer and distributor of a broad line of specialty tools and flooring-related products. Under its brand names of Q.E.P., Roberts, and O’Tool, Q.E.P. markets approximately 3,000 specialty tools and related products used primarily for the preparation and installation of ceramic tile, carpet, and marble. The Company sells its products to large home improvement retail centers, as well as traditional distribution outlets in 50 states and 49 countries worldwide.

—Financial Results Follow—

Q.E.P. CO., INC., AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME FOR THE TWELVE MONTHS

AND THREE MONTHS ENDED FEBRUARY 28, 2003, AND FEBRUARY 28, 2002

(All figures in thousands, except per-share data, and figures are unaudited)

	Twelve Months Ended		Three Months Ended
	February 28, 2003	February 28, 2002	February 28, 2003	February 28, 2002
Net sales	$129,281	$109,675	$32,330	$26,876
Cost of goods sold	84,883	72,603	21,203	17,611

Gross profit	44,398	37,072	11,127	9,265
Costs and expenses
Shipping	11,950	9,589	3,112	2,363
General and administrative	10,980	9,740	2,459	2,131
Selling and marketing	13,762	11,895	3,384	3,011
Other expense (income)	531	(217)	226	4

Operating income	7,175	6,065	1,946	1,756
Interest expense, net	(1,876)	(2,557)	(407)	(754)

Income before provision for income taxes and cumulative effect of change in accounting principle	5,299	3,508	1,539	1,002
Provision for income taxes	2,243	1,405	658	451

Net income before cumulative effect of change in accounting principle	$3,056	$2,103	$881	$551
Cumulative effect of change in accounting principle	(3,048)	—	—	—

Net income	$8	$2,103	$881	$551

Basis and diluted earnings per common share:
Income before cumulative effect of change in accounting principle	$0.90	$0.62	$0.26	$0.16
Cumulative effect of change in accounting principle	(0.89)	—	—	—

Net income	$0.01	$0.62	$0.26	$0.16

Weighted average number of shares outstanding	3,400	3,390	3,394	3,402

CONSOLIDATED BALANCE SHEETS

FEBRUARY 28, 2003, AND FEBRUARY 28, 2002

(All figures in thousands and figures are unaudited)

	February 28, 2003	February 28, 2002
ASSETS
Current assets	$51,700	$39,888
Property and equipment, net	6,443	6,300
Other assets	14,382	16,183

Total Assets	$72,525	$62,371

LIABILITIES AND SHAREHOLDERS’ EQUITY
Total Liabilities	$49,410	$39,321
Shareholders’ equity	23,115	23,050

Total Liabilities and Shareholders’ Equity	$72,525	$62,371

This announcement contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Statements as to what the Company “believes,” “intends,” “expects” or “anticipates,” and other similar anticipatory expressions, are generally forward-looking and are made only as of the date of this report. Additionally, the report is subject to risks and uncertainties that could cause actual results to differ materially from those discussed in the forward-looking statements and from historical results of operations. Among the risks and uncertainties that could cause such a difference are those relating to Q.E.P.’s ability to realize increased sales and profitability.

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